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                                                                   EXHIBIT 4-q



                                PLEDGE AGREEMENT

     PLEDGE AGREEMENT, dated as of February 29, 1996 (this "Pledge" or this "Agreement"), among RICKEL & ASSOCIATES, INC., a New Jersey corporation ("Rickel"), FIRST UNION NATIONAL BANK, as collateral agent (the "Collateral Agent"), for the benefit of the Holders (as herein defined), and DDL ELECTRONICS, INC., a Delaware corporation (the "Company").

                                R E C I T A L S:

     WHEREAS, on the date hereof the Company will authorize the issuance of $5,300,000 of its Senior Secured Notes due July 1, 1997 (the "Notes") pursuant to a Securities Purchase Agreement, dated as of February 29, 1996, among the Company and the Holders (the "Securities Purchase Agreement");

     WHEREAS, contemporaneously with the closing of the sale of the Notes, the Company will issue shares of its common stock, par value $.01 per share (the "Common Stock"), to Rickel as part of its placement agent fee; and

     WHEREAS, it is a condition precedent to the closing of the sale of the Notes that Rickel enter into this Agreement with the Collateral Agent, for the benefit of the holders of the Notes (the "Holders"), and the Company.

     NOW, THEREFORE, in consideration of, and in order to induce, the purchase of the Notes by the purchasers (the "Purchasers") of such Notes and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.  TERMS AND DEFINITIONS.

     Section 1.1 Definitions. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

             (a) "Operative Documents" shall mean the Securities Purchase Agreement, the Notes, the Collateral Security Warrants, this Agreement, the Collateral Agency Agreement and the Collateral Registration Rights Agreement.

             (b) "Proceeds" shall mean "proceeds," as such term is defined in
Section 9-306(1) of the UCC, and, in any event, includes, without limitation,
(i) any and all


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proceeds of any insurance, indemnity, warranty or guaranty payable to Rickel from time to time with respect to any of the Pledged Collateral (as defined in Section 2), (ii) any and all payments (in any form whatsoever) made or due and payable to Rickel from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any Governmental Body (or any Person acting under color of any Governmental Body), and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral.

             (c) "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Holders' security interest in the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

     Section 1.2 Additional Terms. All other capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Securities Purchase Agreement.

     SECTION 2.  GRANT OF SECURITY.

     Section 2.1 Pledged Collateral.

             (a) Subject to Section 2.2, Rickel hereby assigns, conveys, pledges, hypothecates and transfers to the Collateral Agent, for the ratable benefit of the Holders, and hereby grants to the Collateral Agent, for the ratable benefit of the Holders, an irrevocable and unconditional first perfected security interest in the following (the "Pledged Collateral"):

                 (i) One million sixty thousand (1,060,000) shares of Common Stock (the "Shares") initially in the form attached hereto as Exhibit A; provided that stock certificate numbered DD2418 representing three hundred fifty-three thousand three hundred and thirty three (353,333) shares of Common Stock may be exchanged upon direction of the Company for a stock certificate representing the same amount of Common Stock without a restricted legend thereon;

                (ii) all distributions of cash, securities, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Shares; and

               (iii) all Proceeds of the Shares and the items referred to in


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clause (ii) above.

             (b) Subject to Section 2.2, the Pledged Collateral secures the payment of all obligations (the "Secured Obligations") of every kind and character now or hereafter existing (whether matured or unmatured, contingent or liquidated) of the Company under the Operative Documents (as such documents hereafter may be amended, supplemented or otherwise modified from time to time) including, without limitation, whether for principal, interest, premium, fees, costs, expenses, or otherwise (including, without limitation, any and all expenses (including reasonable attorneys' fees and legal expenses) incurred by the Holders in the collection of the Notes and in the enforcement and protection of the Holders' rights hereunder and under the other Operative Documents).

             (c) Rickel shall take any and all action necessary or desirable to perfect and protect the security interest of the Collateral Agent and the Holders in the Pledged Collateral and in any substituted and additional Pledged Collateral including, without limitation, the filing of financing statements or amendments thereto or the delivery upon receipt thereof to the Collateral Agent of any and all certificates or instruments representing or evidencing such substituted and additional Pledged Collateral in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The provisions of this Agreement shall be construed in accordance with this intention.

     Section 2.2 Exercise of Rights. The Collateral Agent and the Holders are only entitled to exercise their rights hereunder after the exercise in full of the Holders' rights under the Collateral Security Warrants to purchase shares of Common Stock and to sell (or retain, as the case may be) such Shares to satisfy the Secured Obligations, as more fully set forth in, and in accordance with the terms of, the Collateral Security Warrants, and then only to the extent that the net proceeds of the sale of all of the Collateral Security Warrant Shares are (or, in the case of the Holders' retention of the Collateral Security Warrant Shares, the value attributed to the Collateral Security Warrant Shares in accordance with the terms of the Collateral Security Warrants
is) insufficient to satisfy in full all of the Secured Obligations. Prior to the exercise of such rights hereunder, the Holders shall certify to the Collateral Agent (a) the amount of the Secured Obligations still outstanding after the sale (or retention, as the case may be) of all of the Collateral Security Warrant Shares and (b) that such Holders have exercised in full all of their rights under the Collateral Security Warrants. The Collateral Agent may rely upon such certification without any further investigation.

             The Company shall have the right, but not the obligation, to fund the optional prepayment of all, but not less than all, of the amounts outstanding under the Notes with the net proceeds of the sale of up to 706,667 Shares. However, the Company shall only have the right to sell that number of Shares (which number shall in any event not exceed 706,667) that will result in the receipt by the Company of the difference between the Prepayment Amount and


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the DDL and Collateral Security Warrant Shares Proceeds.  Such sale by the
Company is contingent upon the prepayment in full of all amounts outstanding under the Notes immediately upon consummation of such sale. Any sale of the Shares shall be on the same terms and subject to the same conditions as the Company's sale of DDL Shares and Collateral Security Warrant Shares in connection with such prepayment as more fully set forth in the Securities Purchase Agreement and the Collateral Security Warrants. However, any Shares sold by the Company in connection with an optional prepayment of the Notes shall not include any of the Shares registered by the Company under the Securities Act pursuant to Section 6.15 of the Securities Purchase Agreement. Each of Rickel, the Collateral Agent and the Holders shall take any and all action necessary or desirable to permit such sale by the Company, including, without limitation, to deliver to the Company the certificates representing the Shares so sold by the Company upon receipt of payment therefor by the Collateral Agent. The Holders shall have the option, in their sole discretion, to accept as payment of the applicable prepayment price any Shares intended to be sold by the Company to fund such optional prepayment instead of a cash payment of the applicable prepayment price. Prior to the Company's exercise of such right, the Company shall deliver to the Collateral Agent written consent to such exercise by Rickel.

     SECTION 3. SECURITY INTEREST ABSOLUTE. All rights of the Collateral Agent and the Holders hereunder, all security interests hereunder and all obligations of Rickel hereunder shall be absolute and unconditional irrespective of:

            (a) any lack of validity or enforceability of any provision of any Operative Document;

            (b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Secured Obligations, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, any Operative Document;

            (c) any failure on the part of the Collateral Agent or the Holders to give notice of any kind, mitigate the damages resulting from the default by Rickel under this Pledge or by the Company under any Operative Document or protect, secure, perfect and insure any lien on the Pledged Collateral; or

            (d) any other circumstance which might otherwise constitute a defense available to, or a discharge or release of, a borrower or a pledgor or otherwise limit the obligations of Rickel under this Pledge.

     SECTION 4. DELIVERY OF PLEDGED COLLATERAL. All instruments representing or evidencing the Pledged Collateral including, without limitation, the certificate or certificates representing the Shares have been, or will be, delivered to a representative of the Collateral Agent who shall hold all such instruments on behalf of all of the Holders. All instruments


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representing or evidencing Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. Subject to Section 2.2, after the occurrence of an Event of Default (as defined in the Notes), the Collateral Agent shall have the right, at any time and without notice to Rickel or the Company, to transfer to or to register in the name of the Holders, or any of their nominees, any or all of the Pledged Collateral. In addition (subject to Section 2.2), the Collateral Agent or the Holders shall have the right at any time after the occurrence of an Event of Default to exchange instruments representing or evidencing Pledged Collateral for instruments of smaller or larger denominations.

     SECTION 5. APPOINTMENT AS ATTORNEY-IN-FACT.

            (a) Subject to Section 2.2, effective upon the occurrence and during the continuance of an Event of Default, Rickel hereby irrevocably constitutes and appoints the Collateral Agent, its agents, representatives and designees, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Rickel and in the name of Rickel or in its own name or the names of the Holders, from time to time at the direction of the Majority Noteholders, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement (except, without limiting the generality of the foregoing, that the Collateral Agent shall not ratify any of its own actions pursuant to this power of attorney) and, without limiting the generality of the foregoing, hereby gives the Collateral Agent in its sole discretion the power and right, on behalf of Rickel, without notice to or assent by Rickel, to do the following:

                (i) to ask, demand, collect, receive and give acquittances and receipts for any and all monies due and to become due under any Pledged Collateral and, in the name of Rickel or its own name (for the ratable benefit of the Holders) or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under any Pledged Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such monies due under any Pledged Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Pledged Collateral whenever payable; and

               (ii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral.

     Rickel hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof and acknowledges that this power of attorney is a power coupled with an interest



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and shall be irrevocable.

            (b) The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's and the Holders' interests in the Pledged Collateral and shall not impose any duty upon the Collateral Agent or the Holders to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and none of the Collateral Agent, the Holders or any of their agents, representatives or designees shall be responsible to Rickel for any act or failure to act, except for any act involving gross negligence, bad faith or willful misconduct.

     SECTION 6. WAIVERS. Rickel hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim based upon, arising out of, or relating to, this Pledge, or the actions of the Collateral Agent or the Holders in the negotiation, administration, performance or enforcement thereof. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Rickel acknowledges that this waiver is a material inducement to the Holders to enter into a business relationship with Company and that the Holders have already relied on this waiver in entering into this Agreement and the Operative Documents and will continue to rely on this waiver in their related future dealings. Rickel further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     SECTION 7. REPRESENTATIONS OF RICKEL. Rickel hereby represents and warrants to the Collateral Agent, for the ratable benefit of the Holders, and the Company as follows:

     Section 7.1 Authorization. Rickel has all requisite power and authority to execute, deliver and perform this Agreement and the Collateral Agency Agreement. All necessary corporate proceedings of Rickel have been duly taken to authorize the execution, delivery and performance of this Agreement and the Collateral Agency Agreement by Rickel. Each of this Agreement and the Collateral Agency Agreement has been duly authorized, executed and delivered by Rickel, is the legal, valid and binding obligation of Rickel and is enforceable against Rickel in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally or as rights to indemnification may be limited by



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applicable securities laws.  Except as to filings which may be required under applicable state securities regulations, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Federal, state, local or other governmental authority or of any court or other tribunal is required for the execution, delivery or performance of this Agreement and the Collateral Agency Agreement by Rickel. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which Rickel is a party, or by which any of Rickel's properties or assets is bound or subject, is required for the execution, delivery or performance by Rickel of this Agreement and the Collateral Agency Agreement; and the execution, delivery and performance of this Agreement and the Collateral Agency Agreement by Rickel will not (with or without the giving of notice or the passage of time or both) violate, result in a breach of, conflict with, or entitle any party to terminate or call a default under any such contract, agreement, instrument, lease, license, arrangement or understanding, or violate or result in a breach of any term of the Certificate of Incorporation or by-laws of Rickel or (with or without the giving of notice or the passage of time or both) violate, result in a breach of or conflict with any law, rule, regulation, order, judgment or decree binding on Rickel or to which any of Rickel's operations, business, properties or assets is bound or subject.

     Section 7.2 Title. Rickel has good title to the Pledged Collateral, free and clear of all Liens, claims, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts.

     Section 7.3 No Liens. Subject to Section 2.2, the Shares have been pledged to the Collateral Agent free and clear of any Lien, charge or circumstance of any kind. No pledge agreement, financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral is on file in any recording office. Rickel has no trade names.

     Section 7.4 Security Interest. This Agreement and the pledge and delivery of the Pledged Collateral pursuant hereto constitute a valid and continuing lien on the Pledged Collateral and, subject to Section 2.2, create a valid and perfected first security interest in the Pledged Collateral in favor of the Holders, securing the payment of the Secured Obligations. Rickel and the Company covenant that all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken as of the date hereof.

     SECTION 8. COVENANTS. Rickel covenants and agrees that on and after the date hereof, so long as this Agreement shall remain in effect, it shall comply with the following provisions:

     Section 8.1 Limitation on Liens. Rickel shall not, directly or indirectly, create, receive, assume or permit to exist or otherwise cause or permit to become in effect any Lien upon or with respect to the Pledged Collateral, other than as may be granted to the Collateral Agent, for the ratable benefit of the Holders, and the Company pursuant to this Pledge.



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        Section 8.2 Continuous Perfection.  Rickel shall not change its name, identity, structure or principal place of business in any manner which might make any financing or continuation statement filed hereunder misleading within the meaning of Section 9-402 (7) of the UCC (or any other then applicable provision of the UCC) or otherwise inaccurate unless Rickel shall have given the Collateral Agent and the Company at least ninety (90) days' prior written notice of its intention to so change and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary, or reasonably requested by the Collateral Agent or the Company, to amend such financing or continuation statement so that it is not misleading.

        Section 8.3 Further Assurances.

               (a) From time to time, at the expense of the Company, Rickel will promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Collateral Agent or the Company reasonably may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent or the Company to exercise and enforce their (and the Holders') rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Rickel will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

               (b) Rickel will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent reasonably may request, all in reasonable detail.


       SECTION 9.   EVENTS OF DEFAULT; REMEDIES.

       Section 9.1  Remedies.


                (a) If any Event of Default shall occur and be continuing (subject to Section 2.2), the Collateral Agent, for the ratable benefit of the Holders, may exercise in addition to all other rights and remedies granted to the Collateral Agent, for the ratable benefit of the Holders, in this Agreement, the Securities Purchase Agreement and any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Rickel expressly agrees that in any such event the Collateral Agent, for the ratable benefit of the Holders, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Rickel


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or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith assume, collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may (in accordance with Section 4 of the Collateral Agency Agreement) forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Pledged Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange broker's board or at its offices or elsewhere at such prices as are approved by the Majority Noteholders, for cash or on credit or for future delivery without assumption of any credit risk.

            The Holders shall have the right, to the extent permitted by law, to purchase the whole or any part of said Pledged Collateral, free of any right or equity of redemption, which equity of redemption Rickel hereby releases, for a purchase price equal to the lower of (x) the average of the daily closing sale prices of the Common Stock for the twenty (20) consecutive trading days preceding the date the Collateral Security Warrants were exercised by the Holders or (y) the closing sale price of the Common Stock on the date the Collateral Security Warrants were exercised by the Holders, in each case less a discount of 6% of such amount, and in lieu of payment of such actual purchase price shall set-off the amount of such purchase price against the Secured Obligations then owing. If the date the Collateral Security Warrants are exercised by the Holders is not a day that the New York Stock Exchange is open, then such closing sale price shall be as of the first day the New York Stock Exchange is open preceding the day on which the Collateral Security Warrants are exercised. The closing sale price of the Common Stock for each trading day as used herein shall be: (a) if the Common Stock is listed or admitted for trading on any national securities exchange or included in the Nasdaq National Market or Nasdaq Small-Cap Market, the last reported sales price as reported on such exchange or market, as the case may be; (b) if the Common Stock is not listed or admitted for trading on any national securities exchange or included in the Nasdaq National Market or Nasdaq Small-Cap Market, the average of the last reported closing bid and asked quotation for the Common Stock as reported on the Automated Quotation System of NASDAQ or a similar service if NASDAQ is not reporting such information; (c) if the Common Stock is not listed or admitted for trading on any national securities exchange or included in the Nasdaq National Market or Nasdaq Small-Cap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the Common Stock as quoted by a market maker in the Common Stock (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation shall be the closing price); or (d) if the Common Stock is not listed or admitted for trading on any national securities exchange or included in the Nasdaq National Market or Nasdaq Small-Cap Market or quoted by NASDAQ and there is no market maker in the Common Stock, the fair market value of such shares as determined jointly by the Company and the Majority Noteholders, or if no such determination can be reached within fifteen (15) days, such determination shall be made by an appraiser who shall be mutually selected by the Company and the Majority Noteholders, the costs of such appraiser to be borne by the Company.


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            The Collateral Agent shall retain the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safe keeping or otherwise of any or all of the Pledged Collateral or in any way relating to the rights of the Collateral Agent or the Holders hereunder, including reasonable attorneys' fees and legal expenses, for application to the payment in whole or in part of the Secured Obligations, the Company remaining liable for any deficiency remaining unpaid after such application, and only after so retaining such net proceeds and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-504 (1)(c) of the UCC, need the Collateral Agent, on behalf of the Holders, account for the surplus, if any, to Rickel; provided, however, that the Collateral Agent, on behalf of the Holders, shall not use, sell or otherwise dispose of any part of the Pledged Collateral in excess of such amount needed to satisfy in full the Secured Obligations. To the extent permitted by applicable law, Rickel waives all claims, damages and demands against the Collateral Agent and the Holders arising out of the repossession, retention or sale of the Pledged Collateral, except to the extent that such claims, damages and demands arise out of the gross negligence, bad faith or willful misconduct of the Collateral Agent or the Holders.

        (b) Rickel recognizes that the Collateral Agent, on behalf of the Holders, may be unable to effect a public sale of all or any part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended, but may (at the direction of the Majority Noteholders and upon advice of counsel) be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof (provided such sale is permitted by applicable law). Rickel understands and agrees that a private sale so made may be at prices and other terms less favorable than if such securities were sold at public sales, and that the Collateral Agent has no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended. Rickel agrees to private sales made under the foregoing circumstances, which sales shall be deemed to have been made in a commercially reasonable manner. Rickel agrees that the Collateral Agent shall have all the benefits of the Holders pursuant to the Securities Purchase Agreement and the Collateral Registration Rights Agreement dated the date hereof, and shall be entitled to exercise all demand and "piggy-back" registration rights contained therein, subject to the terms thereof (at the direction of the Majority Noteholders and upon advice of counsel).

        (c) Any notice required to be given by the Collateral Agent of a sale, lease or other disposition or other intended action by it with respect to any of the Pledged Collateral which is deposited in the United States mails, postage prepaid and duly addressed to Rickel, at least ten (10) days prior to such proposed action, shall constitute fair and reasonable notice to Rickel of any such action. The net proceeds realized by the Collateral Agent upon any


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such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys' fees and legal expenses incurred by the Collateral Agent in connection therewith, shall be applied as provided herein to the Secured Obligations. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        Section 9.2 Limitation on the Collateral Agent's Duty in Respect of Pledged Collateral. Except as otherwise provided herein, and subject to the Collateral Agency Agreement, under no circumstances whatsoever shall the Collateral Agent be deemed to assume any responsibility for, or obligation or duty with respect to, any part or all of the Pledged Collateral, of any nature or kind whatsoever, or any matter or proceedings arising out of or relating thereto. The Collateral Agent shall not be required to take any action of any kind to collect or protect any interest in the Pledged Collateral, including, but not limited to, any action necessary to preserve the rights of the Collateral Agent against prior parties to any of the Pledged Collateral. The Collateral Agent shall not be liable or responsible in any way for the safe keeping, care or custody of any of the Pledged Collateral if the Pledged Collateral is accorded the same treatment and level of care as its own property, for any loss or damages thereto, for any dilution in the value thereof, for any act or default of any agent or bailee of the Collateral Agent or of any carrier, forwarding agency or other person whomsoever or for the collection of any proceeds, except to the extent that the selection of such agent, bailee, carrier or other person involved gross negligence, bad faith or willful misconduct; however, the same shall be at Rickel's sole risk at all times. Rickel hereby releases the Collateral Agent and the Holders from any claims, causes of action and demands at any time arising out of or with respect to this Agreement or the Secured Obligations and any actions taken or omitted to be taken by the Collateral Agent or the Holders with respect thereto, and Rickel hereby agrees to hold the Collateral Agent and the Holders harmless from and with respect to any and all such claims, causes of action and demands. Rickel hereby releases the Collateral Agent and the Holders from any claims, causes of action and demands arising under 42 U.S.C. Section 9607 or 9613 or similar provisions of state or local law.

        Section 9.3 Remedies Cumulative. No remedy conferred upon the Collateral Agent or the Holders is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

        Section 9.4 Remedies Not Waived. No course of dealing between Rickel and the Collateral Agent or the Holders and no delay or failure in exercising any rights hereunder in respect thereof shall operate as a waiver of any of the rights of the Collateral Agent or the Holders.

     SECTION 10. VOTING RIGHTS; DIVIDENDS; ETC.

     Section 10.1   Voting Rights; Dividends.

        (a) As long as no notice of an Event of Default shall have been given by the Collateral Agent to Rickel, Rickel shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Operative Document.

        (b) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to Rickel all such proxies and other instruments as Rickel may reasonably request for the purpose of enabling Rickel to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (a) above.

        (c) During the term of this Pledge, any and all dividends paid or payable in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral (including, without limitation, (i) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (ii) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Collateral) shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Holders, to hold as Pledged Collateral and shall, if received by Rickel, be received in trust for the benefit of the Collateral Agent, for the ratable benefit of the Holders, be segregated from the other property or funds of Rickel, and be forthwith delivered to the Collateral Agent, for the ratable benefit of the Holders, as Pledged Collateral in the same form as so received (with any necessary endorsement). Rickel shall, if necessary to permit the Collateral Agent to receive all dividends which it is entitled to receive hereunder, execute and deliver to the Collateral Agent, from time to time upon written notice of the Collateral Agent, appropriate dividend payment orders and other instruments as the Collateral Agent may reasonably request.

     Section 10.2 Event of Default.

        (a) Subject to Section 2.2, upon the occurrence and during the continuance of an Event of Default, all rights of Rickel to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 10.1(a) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights.

        (b) Rickel shall, if necessary to permit the Collateral Agent to exercise the voting and other rights it may be entitled to exercise pursuant to paragraph (a)(i) above, execute and deliver to the Collateral Agent, from time to time upon written notice of the

Collateral Agent, such instruments as the Collateral Agent may reasonably request.

        SECTION 11. AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement and no consent to any departure by Rickel therefrom shall in any event be effective unless the same shall be in writing and signed by the Company and the holders of the aggregate principal amount of Notes then outstanding as would be required to amend or waive such provision if it were included in the Notes and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed to waive any other breach hereunder.

        No failure on the part of the Collateral Agent, the Holders or the Company to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

        SECTION 12. MISCELLANEOUS.

        Section 12.1 Reliance on and Survival of Representations. All agreements, representations and warranties of Rickel herein and in any certificates or other instruments delivered pursuant to this Agreement shall
(a) be deemed to be material and to have been relied upon by the Collateral Agent, the Holders and the Company, notwithstanding any investigation heretofore or hereafter made by the Collateral Agent, the Holders or the Company or on their behalf and (b) survive the execution and delivery of this Agreement and of the Notes, and shall continue in effect so long as any Note is outstanding and thereafter as provided in Section 9 and the Securities Purchase Agreement.

        Section 12.2 Successors and Assigns; Transfers of the Notes. This Agreement shall bind and inure to the benefit of, and be enforceable by, Rickel, the Company and the Collateral Agent, for the ratable benefit of the Holders, and their successors and assigns, and, in addition, shall inure to the benefit of, and be enforceable by, each Person who shall from time to time be a holder of any of the Notes. Rickel may not assign its rights and obligations under this Agreement. The Holders may transfer the Notes (and any portion thereof) at any time without the consent of Rickel, subject to compliance with all applicable laws, including state and federal securities laws, the Securities Purchase Agreement and the Notes.

        Section 12.3 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telex or telecopier, registered or certified mail (return receipt requested), postage prepaid or courier to the parties at the following address (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof). Notices sent by mail shall be effective two (2) days after mailing; notices sent by telex shall be effective when answered back, notices sent by telecopier shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the next business day after timely delivery to the courier.


                        (1)  if to the Company:

                             DDL ELECTRONICS, INC.
                             2151 Anchor Court
                             Newbury Park, CA 91320

                             Attention:  Chief Executive Officer

                             Telephone:  (805) 376-2595
                             Telecopy:   (805) 376-9015

                        (2)  if to the Collateral Agent:

                             FIRST UNION NATIONAL BANK
                             765 Broad Street
                             Newark, NJ 07102

                             Attention:  Corporate Trust Department
                                         Thomas Brett

                             Telephone:  (201) 430-4827
                             Telecopy:   (201) 430-4963

                        (3)  if to Rickel:

                             RICKEL & ASSOCIATES, INC.
                             875 Third Avenue
                             New York, New York 10022

                             Attention:  Kenneth Rickel

                             Telephone:  (212) 339-9800
                             Telecopy:   (212) 754-9644


        Section 12.4 Severability. If any term or provision hereof or the application thereof to any circumstance, in any jurisdiction and to any extent, shall be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which renders any term or provision hereof invalid or unenforceable in any respect.

        Section 12.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York.

        Section 12.6 Forum and Jurisdiction. Each of the parties hereto (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, or the subject matter hereof, brought by any other party hereto and (b) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party's property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives in any such action, suit, or proceeding any offsets or counterclaims. Each of the parties hereto hereby consents to service of process by certified mail at such party's address set forth herein and agree that such party's submission to jurisdiction and such party's consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (i) by suit, action or proceeding on the conclusive evidence of the fact and of the amount of any indebtedness or liability of such party therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any other party hereto may at its option bring suit, or institute other judicial proceedings, against any other party hereto or any of such party's assets in any state or Federal court of the United States or of any country or place where such party or its assets may be found.

        Section 12.7 Headings. The headings in this Pledge are for convenience only and shall not be construed as a part of this Pledge.

        Section 12.8 Term of Agreement. This Pledge and all agreements of Rickel contained herein shall continue in full force and effect and shall not be discharged until such time as the Secured Obligations shall be indefeasibly paid or performed in full and all of the agreements of Rickel hereunder shall be fully paid or performed; provided, certain provisions of this Pledge shall survive such termination as expressly set forth herein. Upon termination of this Pledge, the Collateral Agent shall deliver the Pledged Collateral to Rickel upon the written request of Rickel (which request shall be accompanied by a written acknowledgement by the Company that all of the Secured Obligations have been indefeasibly paid or performed in full and all of the agreements of Rickel hereunder have been fully paid or performed).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    RICKEL & ASSOCIATES, INC.


                                    By: /s/ Howard Miller
                                       -------------------------------------
                                       Name: Howard Miller
                                       Title: E.V.P.


                                    FIRST UNION NATIONAL BANK, as Collateral
                                    Agent


                                    By: /s/ Thomas J. Brett
                                       -------------------------------------
                                       Name: Thomas J. Brett
                                       Title: Corporate Trust Officer


                                    DDL ELECTRONICS, INC.


                                    By: /s/ Gregory L. Horton
                                       -------------------------------------
                                       Gregory L. Horton
                                       President and Chief Executive Officer


















                                     17